JOHN HANCOCK WORLD FUND
                              101 Huntington Avenue
                                Boston, MA 02199




John Hancock Funds, Inc.
101 Huntington Avenue
Boston, MA  02199

Ladies and Gentlemen:

         Pursuant to Section 14 of the Distribution Agreement dated as of August 1, 1991 between John Hancock World Fund (the "Trust") and John Hancock Funds, Inc., please be advised that the Trust has established a new series of its shares, namely, John Hancock International Small Cap Growth Fund (the "Fund"), and please be further advised that the Trust desires to retain John Hancock Funds, Inc. to serve as distributor and principal underwriter under the Distribution Agreement for the Fund.

         Please indicate your acceptance of this responsibility by signing this letter as indicated below.



JOHN HANCOCK FUNDS, INC.      JOHN HANCOCK WORLD FUND
                              On behalf of
                              John Hancock International Small Cap Growth Fund



By: /s/James V. Bowhers            By:      /s/ Maureen R. Ford
    -------------------                     -------------------
    James V. Bowhers                        Maureen R. Ford
    President                               President


Dated:  June 1, 2001


s:\funds\world\international small cap growth\international small cap growth distribution agt amdmnt